                                                            Exhibit 10.10.6



                                  O'BRIEN
                               ENVIRONMENTAL
                                  ENERGY
                               [Letterhead]

July 21, 1994

Mr. William L. Bardeen
Senior Vice President and Group Executive
Consumer Energy Services Group
PECO Energy Company
2301 Market Street
P.O. Box 8699
Philadelphia, PA 19101-8699


Re: Letter Agreement Regarding Amendment of the Energy Service Agreements between the Philadelphia Municipal Authority and O'BRIEN Philadelphia Cogeneration Inc. in Conjunction with the Execution of Economic Efficiency Rider Contracts Between the City of Philadelphia Water Department and PECO Energy Company.

Dear Bill:

This letter sets forth the terms and conditions agreed to by PECO Energy Company ("PECO") and O'BRIEN Environmental Energy, Inc. ("O'BRIEN") under which, (i) O'BRIEN will agree to seek amendments to the Energy Service Agreements ("ESAs") between the Philadelphia Municipal Authority ("PMA") and O'BRIEN Philadelphia Cogeneration Inc. ("OPCI") under which OPCI currently provides standby electric generating services for the City of Philadelphia Water Department ("PWD") at its Northeast and Southwest waste water treatment facilities, and, (ii) PECO will offer and agree to enter into new Economic Efficiency Rider contracts with the PWD that would provide the PWD with the same level of economic benefits the PWD would have otherwise received from OPCI under the ESAs.

The agreed upon terms and conditions are as follows:

1. PECO will loan O'BRIEN $5.5 million (the "Loan") on August 5, 1995, the last date of O'BRIEN's final option period to repurchase the common stock of OPCI (the "Stock Repurchase") from OPC Acquisition, Inc. (OPCAI). O'BRIEN will use $5 million of the Loan proceeds or such lesser amount as may be mutually agreed to by O'BRIEN and OPCAI to purchase the OPCI common stock (the "Stock Repurchase Price") and will assign the OPCI common stock to PECO as collateral for the Loan, as described below. PECO will facilitate the Stock Repurchase by wining the Stock Repurchase Price directly to OPCAI on behalf of O'BRIEN. Until the Loan is repaid, O'BRIEN will make monthly payments of $116,000 (the Monthly PECO Loan Payment) to PECO as provided in
     Schedule 1 attached hereto. O'BRIEN may prepay the outstanding balance of the Loan at any

                                  O'BRIEN
                               ENVIRONMENTAL
                                  ENERGY
                               [Letterhead]

Mr. William L. Bardeen
July 21, 1994
Page 2



     time without penalty. As further collateral for the Loan, O'BRIEN promises to establish a lock-box arrangement with a bank, acceptable to PECO and paid for by O'BRIEN, as described in the addendum to
     Schedule 2 attached hereto, under which all service fees received by OPCI from PMA will be directly deposited and all OPCI obligations, including full payment to PECO, as provided in Schedule 1, are paid in accordance with the Order of Monthly Service Fee Distributions attached hereto as Schedule 2. Interest shall accumulate on any unpaid balance (the Unpaid Balance) until paid in full. If there are insufficient funds available in any month to make the total Monthly PECO Loan Payment, or if there are excess funds available in any month after all the obligations of Schedule 2 have been satisfied, the remaining principal amount shall be adjusted and the term of the
     Schedule 1 Loan Amortization Table shall be extended or shortened, as the case may be, to amortize the adjusted principal amount using a monthly payment of $116,000 and 12% annual interest rate.

     Further O'BRIEN will not sell, move, pledge, or otherwise further encumber the 22 megawatts of diesel fuel standby electric generating equipment sets (the "Gen Sets") currently leased by O'Brien Rental Services ("RENTAL") to OPCI and located on PWD property without either obtaining PECO's prior written approval or by repaying the Loan in full. Further,upon the effective date of this Letter Agreement, O'BRIEN will immediately use its best efforts to grant PECO a second lien or mortgage on the Gen Sets in an amount equal to any Unpaid Balance due on the Loan. O'BRIEN will use its best efforts to obtain the consent of the lenders who have a primary lien on the Gen Sets (the "Primary Lenders") if such consent is necessary to permit O'BRIEN to grant the second lien to PECO. O'BRIEN represents that, (i) as of the date of this Letter Agreement, the projected schedule of payments would result in a remaining balance of less than $600,000 that will be owed to the Primary Lenders on all of the Gen Sets as of August, 1998, and (ii) the original financing costs of the Gen Sets and related equipment were greater than $8 million. O'BRIEN will provide PECO with detailed schedules and other documents memorializing RENTAL's obligations to the Primary Lenders with respect to the Gen Sets upon request.

2. O'BRIEN will not sell or pledge the common stock of OPCI to any party other than PECO until the Loan is repaid in full, except that O'BRIEN may sell the common stock to OPCAI as provided in paragraph 5 below.

3. Subject to a right of first refusal on the sale of the OPC I common stock which OPCAI has pursuant to Section 5 of Annex 11 to the Stock Purchase Agreement by and among OPCAI and affiliates and O'BRIEN dated November 12, 1993 (the "OPCAI Agreement"), after O'BRIEN has acquired the OPCI common stock, O'BRIEN shall grant PECO an exclusive option to acquire the OPCI common stock for the sum of $3 million, which option PECO must exercise when, and only if, all of the following conditions are satisfied:

(1) O'BRIEN and the PMA execute amended ESAs that include at least the terms

                                  O'BRIEN
                               ENVIRONMENTAL
                                  ENERGY
                               [Letterhead]

Mr. William L. Bardeen
July 21, 1994
Page 3

     described below in paragraph 10, and the ESAs are acceptable to PECO;

(2) PECO and the PWD execute Economic Efficiency Rider Contracts (the "EER contracts"), as described below in paragraphs 7 and 8;

(3)  O'BRIEN   and  PECO  execute  a  transfer  agreement  (the   "Transfer
     Agreement"), as described below in paragraph 1 0; and

(4) PECO pays the difference between $9.5 million and the then current balance on the Loan to O'BRIEN and deems the Loan satisfied in full.

4. After O'BRIEN has acquired the common stock of OPCI, PECO shall have the right to tender an offer to purchase the OPCI common stock for $3 million (the "Offer"), which offer shall be subject to the conditions described above in paragraph 3.

5. If OPCAI, (i) exercises its rights to match the Offer, (ii) pays O'BRIEN $3 million for the OPCI common stock in accordance with the OPCAI Agreement, and (iii) makes the Lease Buyout Payment of $6.5 million, O'BRIEN shall immediately repay the Loan in full from the proceeds of the payments received from OPCAI for the OPCI common stock and the Lease Buyout and shall do so by requesting that OPCAI wire directly to PECO an amount equal to the principal and interest due on the Loan.

6. If OPCAI does not exercise its right to match, as soon as practicable and at least thirty days after the date the Loan is executed, O'BRIEN and PECO shall contact PWD and other relevant City of Philadelphia representatives to seek PWD's agreement to an amendment of the ESAs as described in paragraph 3 (1) above, the Transfer Agreement described in paragraph 10 below, and the EER contracts as described in paragraph 7 below. O'BRIEN and its affiliates shall fully defend, indemnify, and hold PECO harmless from and against any losses or damages that PECO might suffer as the result of any legal action of any kind, if any, brought by OPCAI, or by any other person or entity making a claim based on the OPCAI Agreement, in connection with alleged violations of rights, or alleged breaches of obligations, established by the OPCAI Agreement,

7. PECO will offer EER contracts to the PWID for its Northeast and Southwest waste water treatment facilities that would provide the same level of economic benefits that the PWID would otherwise receive under the ESAs. The EER contracts will provide a discount on PECO's full Rate HT service to the PWD in a manner that is consistent with the requirements of PECO's EER Tariff and the Pennsylvania Public Utility Code. The combination of this discount and the timing of such discount will provide the same level of economic benefits that the PWD would have otherwise received at the PWID facilities from OPCI under the ESAs.

                                  O'BRIEN
                               ENVIRONMENTAL
                                  ENERGY
                               [Letterhead]

Mr. William L. Bardeen
July 21, 1994
Page 4

8. The EER contracts may include provisions similar to those provisions relating to early termination contained in the "Term of Contract" section of the EER contract executed on June 30, 1994 between SmithKline Beecham Corporation and PECO if the PWD wishes to have such provisions included.

9. O'BRIEN and PECO shall cooperate to obtain PWD's agreement to the changes to the ESAs, to accept the transfer of obligations previously owed to the PWD by OPCI to O'BRIEN, and to induce the PWD to enter into the EER contracts on the terms and conditions described herein, and shall endeavor to share any additional burdens, economic or otherwise, which O'BRIEN and PECO deem reasonable and appropriate, to bring about PWD's agreement and participation. O'BRIEN shall have sole discretion to decide whether to accept any such burdens with respect to the amended ESAs, and PECO shall have sole discretion to decide whether to accept any such burdens with respect to the EER contracts.

10. The amendment to the ESAs shall include provisions that, (i) permit the PMA or PWD to enter into the EER contracts, and (ii) release O'BRIEN or an affiliate of O'BRIEN from its obligation to maintain and operate all diesel fuel standby electric generating equipment currently located on PWD property. The amendment to the ESAs and the Transfer Agreement between PECO and O'BRIEN will contain terms ensuring that, upon closing of those agreements and the EER contracts,
     (i) OPCI shall have no remaining obligations whatsoever to the PIVIA, the PWD, or to O'BRIEN and any of its affiliates, or to any other person or entity, and, (H) that O'BRIEN will assume any obligations that OPCI had to the PIVIA, the PWD or to O'BRIEN and any of its affiliates, or to any other person or entity, it being PECO's intent to take whatever actions that may be necessary to cause OPCI to cease to exist immediately following the execution of the amended ESAs, Transfer Agreement, and the EER contracts.

11. If the PMA fails to execute the amended ESAs and the EER contracts within 120 days after the date the Loan is made, PECO may issue a second offer to purchase the common stock according to the same terms and conditions as its first offer, as described above in paragraphs 3, 4 and 5.

12. On, or as soon as practicable after, the date on which there is no longer any possibility that the amended ESAs and EER contracts contemplated herein will be successfully negotiated and executed, O'BRIEN and RENTAL shall enter into a written security agreement (the "Security Agreement") with PECO that will obligate O'BRIEN and RENTAL to, within six (6) months of the date the ESAs are terminated (the "Final Repayment Date"), (i) pay to PECO the Unpaid Balance on the Loan plus accumulated interest or, (ii) cause RENTAL to sell such number of the Gen Sets as are required to pay the Unpaid Balance to PECO and any remaining obligations to the Primary Lenders, and, (iii) grant a security interest to PECO in the GEN SETS such that if O'BRIEN fails to pay the full amount of the Unpaid Balance by the Final Repayment Date, subject to any regulatory

                                  O'BRIEN
                               ENVIRONMENTAL
                                  ENERGY
                               [Letterhead]

Mr. William L. Bardeen
July 21, 1994
Page 5

     approvals that PECO deems necessary, O'BRIEN shall be obligated to cause RENTAL to assign RENTAL's full interest in all of the Gen Sets to PECO. The Security Agreement shall also provide, and O'BRIEN hereby promises, that PECO shall be entitled to recover any costs reasonably incurred by PECO or PECO's agent to sell the Gen Sets to satisfy the Loan from the net proceeds of any such sale and any balance remaining shall be returned to O'BRIEN. At the time O'BRIEN, RENTAL, and PECO enter into the Security Agreement, O'BRIEN and RENTAL shall execute whatever financing statements and other documents that PECO, in its sole judgment, deems necessary to enable PECO to perfect the security interest that the Security Agreement grants to PECO.

13. Should PECO, in its sole judgment, deem it necessary to obtain approval, from the Federal Trade Commission, the Federal Energy Regulatory Commission, Pennsylvania Public Utility Commission, or any other agency or governmental entity, to undertake any of the actions required by this Letter Agreement, O'BRIEN will undertake all actions that, in PECO's sole judgment, are necessary, including making all complementary or concurrent filings that may be required. PECO shall not be required to undertake or fulfill any obligation imposed by this Letter Agreement should an agency or other governmental entity disapprove of or forbid PECo from fulfilling the obligation.

14. O'BRIEN will manage and lead negotiations with the PWD, PIVIA, and, as appropriate, other City of Philadelphia officials, on the restructuring and amendment of the ESAs and shall consult PECO on strategy. PECO shall cooperate with O'BRIEN and shall attend meetings with O'BRIEN and City officials in support of O'BRIEN's negotiations consistent with the strategy. PECO shall not separately negotiate or maintain contact with the City or any other party involved with the ESAs, including OPCAI, Woodforde Energy, Inc., Mrs. Marsha Perelman or any of her affiliates or representatives, regarding any amendment of the ESAs or the provision of service under the EER contracts, except with the prior written approval of O'BRIEN. Except for initial telephone contacts to establish meeting dates and times, O'BRIEN shall not separately discuss with the PWID, the PIVIA, or other City officials, the EER contract provisions PECO has agreed to herein or the details of the EER contracts as the negotiations proceed.

15. Upon the execution of the amended ESAs, the Transfer Agreement, and the EER contracts contemplated herein, PECO will pay O'BRIEN the difference between $9.5 million and the then remaining principal amount and any accrued interest of the Loan owed to PECO by O'BRIEN and shall provide O'BRIEN with written certification that the Loan has been satisfied in full.

16. O'BRIEN represents to PECO that as of the date of this Letter Agreement, it knows of no outstanding claims against OPCI, and promises that, with respect to any claims that may be made or that accrue against OPCI between the date of this Letter Agreement and the date of the execution of the amended ESAs, the Transfer Agreement, and the EER contracts, O'BRIEN and its affiliates shall fully indemnify and hold PECO harmless from

                                  O'BRIEN
                               ENVIRONMENTAL
                                  ENERGY
                               [Letterhead]

Mr. William L. Bardeen
July 21, 1994
Page 6

and against any losses or damages, including attorney's fees and expenses incurred to defend against any such claims, that PECO might suffer as the result of any such claims should PECO ever obtain title to the OPCI stock as contemplated herein.

As with our original restructuring proposal and in accordance with our Non-Disclosure Agreement, this Letter Agreement is hereby designated as "Confidential" by O'BRIEN and may not be disclosed to any other party for any purpose without O'BRIEN's or PECO's prior written permission.

By signing below, both parties intend to be legally bound by the foregoing.

Thank you for your consideration.

Sincerely,                              ACCEPTED AND AGREED TO BY:

/s/ Robert A. Shinn                     /S/ W. L. Bardeen
Robert A. Shinn                         W. L. Bardeen
Vice President                          for PECO Energy Company
O'BRIEN Environmental Energy, Inc.      DATE:  7/21/94


cc:
cc: P. T. Eastman
    F. L. O'BRIEN, III
   L. Zalkin
   J. Cooperman

                    Schedule 1
               Loan Amortization

Amount                     $5,500,000
Interest Rate/year               0.12
Monthly Payment               116,000

a.       Unpaid
b.   Month Balance   Payment    Interest     Principal
1       5,500,000    116,000    55,000        61,000
2       5,439,000    116,000    54,390        61,610
3       5,377,390    116,000    53,774        62,226
4       5,315,164    116,000    53,152        62,848
5       5,252,316    116,000    52,523        63,477
6       5,188,839    116,000    51,888        64,112
7       5,124,727    116,000    51,247        64,753
8       5,059,974    116,000    50,600        65,400
9       4,994,574    116,000    49,946        66,054
10      4,928,520    116,000    49,285        66,715
11      4,861,805    116,000    48,618        67,382
12      4,794,423    116,000    47,944        68,056
13      4,726,367    116,000    47,264        68,736
14      4,657,631    116,000    46,576        69,424
15      4,588,207    116,000    45,882        70,118
16      4,518,089    116,000    45,181        70,819
17      4,447,270    116,000    44,473        71,527
18      4,375,743    116,000    43,757        72,243
19      4,303,500    116,000    43,03S        72,965
20      4,230,535    116,000    42,305        73,695
21      4,156,841    116,000    41,568        74,432
22      4,082,409    116,000    40,824        75,176
23      4,007,233    116,000    40,072        75,928
24      3,931,306    116,000    39,313        76,687
25      3,854,619    116,000    38,546        77,454
26      3,777,165    116,000    37,772        78,228
27      3,698,936    116,000    36,989        79,011
28      3,619,926    116,000    36,199        79,801
29      3,540,125    116,000    35,401        80,599
30      3,459,526    116,000    34,595        81,405
31      3,378,122    116,000    33,781        82,219
32      3,295,903    116,000    32,959        83,041
33      3,212,862    116,000    32,129        83,871
34      3,128,990    116,000    31,290        84,710
35      3,044,280    116,000    30,443        85,557
36      2,958,723    116,000    29,587        86,413

Schedule 1, Loan Amortization
Page 2

37      2,872,310    116,000    28,723        87,277
38      2,785,034    116,000    27,850        88,150
39      2,696,884    116,000    26,969        89,031
40      2,607,853    116,000    26,079        89,921
41      2,517,931    116,000    25,179        90,821
42      2,427,111    116,000    24,271        91,729
43      2,335,382    116,000    23,354        92,646
44      2,242,735    116,000    22,427        93,573
45      2,149,163    116,000    21,492        94,508
46      2,054,654    116,000    20,547        95,453
47      1,959,201    116,000    19,592        96,408
48      1,862,793    116,000    18,628        97,372
49      1,765,421    116,000    17,654        98,346
50      1,667,075    116,000    16,671        99,329
51      1,567,746    116,000    15,677       100,323
52      1,467,423    116,000    14,674       101,326
53      1,366,098    116,000    13,661       102,339
54      1,263,759    116,000    12,638       103,362
55      1,160,396    116,000    11,604       104,396
56      1,056,000    116,000    10,560       105,440
57        950,560    116,000     9,506       106,494
58        844,066    116,000     8,441       107,559
59        736,506    116,000     7,365       108,635
60        627,871    116,000     6,279       109,721
61        518,150    116,000     5,182       110,818
62        407,332    116,000     4,073       111,927
63        295,405    116,000     2,954       113,046
64        182,359    116,000     1,824       114,176
65         68,183    116,000       682        68,183


Unadjusted Term: 5.42 Years

NOTE:

Commencing September 20, 1994, and on the 20th day of each succeeding month during the term of the Loan, O'Brien will revise this Schedule 1 Loan Amortization Table in accordance with section 1 of the Letter Agreement and the provisions of Schedule 2 and forward the revised amortization table (the "Revised Schedule 1") to PECO for approval, such approval not to be unreasonably withheld. The Monthly PECO Loan Payment of $116,000 will remain a constant in the Revised Schedule 1, while the remaining Term, Unpaid Balance, Interest, and Principal payments in the revised Schedule 1 will be subject to adjustment.

The following examples illustrate how the original and revised versions of
Schedule 1 would be subject to change:

A. If, based on Schedule 2, only $100,000 of the first month's payment is paid on time, then the Unpaid Balance for the second month will be increased by $16,000 to $5,455,000 and the Interest due for the second month will be $54,550.

B. If no payment is made in the first month, then the balance due for the second month will be $5,555,000 and the interest due for the second month will be $55,550.

C. If, based on Schedule 2, $130,000 is available and paid to PECO as payment in the first month, then the Unpaid Balance for the second month will be adjusted to $5,425,000 and the interest due for the second month will be $54,250.

(a)  Schedule 2

(b)  Order of Monthly Distribution Payments


1.   Primary Gen Set Lenders' Lease Payments.
2. An amount equal to O'BRIEN's Lease Margin as defined below plus the Operation & Maintenance Reimbursement of $25,000, such amount to be escalated each year by four (4) percent, to PECO Energy.
3. If applicable, the estimated Preferred Stockholder Dividend to the OPCI dividend reserve account.
4.   The monthly PECO Loan Payment amount less the amount in line 2 above.
5. Operation & Maintenance Reimbursement of $25,000, such amount to be escalated each year by four (4) percent, to O'BRIEN.
6. Any remaining amount to PECO to further reduce the remaining principal amount of the loan.

For purposes of this Schedule 2, O'BRIEN's Lease Margin, means $195,761 per month less the Primary Gen Set Lenders' Lease Payments.

SCHEDULE 2 ADDENDUM
LOCKBOX ARRANGEMENTS
OPCI SERVICE FEES AND DISTRIBUTIONS

As provided in section one of the Letter Agreement, upon the making of the Loan O'BRIEN will establish a Lockbox Account (the "Lockbox") with a bank (the "Bank"), acceptable to PECO and paid for by O'BRIEN, to receive and distribute OPCI service fees. The Bank will have standing instructions to follow the following procedures each month with respect to the flow of funds;

1. Monthly service fee checks will be remitted by the Philadelphia Municipal Authority ("PMA') directly to the Bank in the name of OPCI. These checks are typically received between the 10th and 12th day of each month.

2. As with PECO's own billing and payment schedule, there is a time lag (approximately 45 days) between the end of the applicable PECO billing period and the date the OPCI service fees are paid. While O'BRIEN, as the new holder of OPCI common stock, will be entitled to accrue dividends commencing August 6, 1994 (the day after the Stock Repurchase), the actual disbursement of the common stock dividend for the period August 6 through August 22, 1994 will not be available until October 12, 1994, and the common stock dividend accrued for the period August 22 through September 22, 1994 will not be available until November 12, 1994.

2. PECO, RENTAL and O'BRIEN will maintain a demand deposit account at the Bank during the term of the Loan.

3. On the 12th of each month, the Bank will automatically debit the account of OPCI and distribute payments in the amounts and in the order of the distribution categories shown in Schedule 2. Since the Preferred Stockholder Dividend (category number 4 on Schedule 2) is payable quarterly, if applicable and if funds are available, the Bank will debit the account of OPCI monthly in an amount estimated by O'BRIEN to be the then current month's share of the then current quarter's projected preferred stock dividend and deposit such amount into a separate dividend reserve account to be established at the Bank and controlled by OPCI. If applicable, the preferred stock dividend will be calculated in accordance with the formula described in a letter from O'BRIEN to OPCAI dated November 12, 1993 attached hereto as Schedule 3.

4. OPCI will be entitled to maintain a minimum monthly working capital, balance of $5,000 at all times during the term of the Loan.